Atlanta, Georgia

August 02, 2004

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Reports First Quarter Earnings

Of $6.2 million, or $1.30 Per Share

Cagle's Inc. today reported the following results for its first quarter ended July 03, 2004.

We are happy to report excellent results for the Company’s first quarter of fiscal year 2005 which reflects positive industry conditions, supported by our aggressive marketing of value added products, and efficiencies brought about from the restructuring following the Perry divestiture. Cagle’s existing operations generated a remarkable 13.7% or $9.176 million operating profit compared to last years operating profit of $498 thousand (as adjusted for the Perry Complex divestiture). Interest expense as a percent of revenue decreased from 4.4% ($1,778 million) to 1.04% ($701 thousand) reflecting lower debt levels in the current fiscal year. Diets requiring lean protein have continued to support product pricing as we are able to supply healthy, economical, and convenient products for consumers. Our marketing group continues to concentrate on maximizing return by focusing on a product mix of value added products and becoming less dependent on commodity pricing. This continued demand is reflected by historically low inventories of finished stocks, again supportive of industry pricing. World wide supply of poultry has been impacted by the spread of pathogenic strains of Avian Influenza and will likely contribute to export demand for our products in the coming months. At the time of this release, grain crop conditions appear to be indicative of record yields which, if realized, will result in lower feed prices. Lower feed prices will support our Company’s margins as product prices moderate with consumer demand and expanding industry supply.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's Inc.

Consolidated Statements of Income

(in thousands except per share amounts)

(Unaudited)

Three Months Ended	07/03/04	06/28/03
Net Sales	$ 67,152	$ 40,530
Cost and Expenses:
Cost of Sales	55,055	36,387
Selling, general, and administrative	2,921	3,598
Total Cost and Expenses	57,976	39,985
Loss from divested operations (note 1)	-	(4,794)
Operating Income (Loss)	9,176	(4,249)
Other Expenses (Income):
Interest Expense	701	1,778
Miscellaneous	(13)	(2)
Total Other Expenses	688	1,776

Earnings from unconsolidated affiliates	1,116	733
Income (loss) before income taxes	9,604	(5,292)
Income tax expense (benefit)	3,442	(1,903)
Net Income (Loss)	$ 6,162	$ (3,389)

Net Income (Loss) per share	$ 1.30	$ (0.71)

Note 1: The Quarter ended June 28, 2003 has been adjusted to reflect the pretax loss generated from the Perry Complex, which the company sold in the fourth quarter of fiscal 2004, as a single line item. The details of this entry are (in 000’s) a reduction in sales of $31,919, a reduction in cost of sales of $36,200, and a reduction in selling, general, and administrative expenses of $513.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (note 2):

Three Months Ended	07/03/04	06/28/03
Net Income (Loss)	$ 6,162	$ (3,389)
Add:
Income tax expense (benefit)	3,442	(1,903)
Interest Expense	701	1,778
Depreciation and amortization	958	3,166

EBITDA	$ 11,260	$ (348)

Note 2: “ EBITDA” is defined as the sum of the net income (loss) before interest, taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, the investing community, and other interested parties, in additions to and not in lieu of Generally Accepted Accounting Principals results, to compare the performance of companies. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to other measures of performance derived in accordance with GAAP.

Cagle's Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(Unaudited)

ASSETS	07/03/04	04/03/04

Current assets	$ 36,124	$ 33,727
Investments in affiliates	5,092	4,041
Other assets	14,347	18,027
Property, plant, and equipment, net	44,496	44,224

Total Assets	$ 99,059	$ 100,019

LIABILITIES AND STOCKHOLDER’S EQUITY

Current maturities of long-term debt	2,920	2,921
Trade accounts payable	13,819	18,367
Other current liabilities	8,423	8,912
Total current liabilities	25,162	30,200

Long-term debt less current maturities	32,043	34,552
Other non-current Liabilities	1,423	1,000
Total Stockholders Equity	40,428	34,267

LIABILITIES AND STOCKHOLDER’S EQUITY	$ 99,059	$ 100,019